Exhibit 11
                            THERMOSPECTRA CORPORATION

                        Computation of Earnings per Share

                               Three Months Ended          Nine Months Ended
                            ------------------------   ------------------------
                              Sept. 28,    Sept. 30,     Sept. 28,    Sept. 30,
                                   1996         1995          1996         1995
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 Computation of Primary
   Earnings per Share:

 Net Income (a)             $ 1,690,000  $ 1,217,000  $ 4,688,000   $ 3,162,000
                            -----------  -----------  -----------   -----------
 Shares:
   Weighted average
     shares outstanding      12,438,565   11,509,670   12,435,875    10,839,890

   Add: Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)                 -            -            -        27,810
                            -----------  -----------  -----------   -----------
   Weighted average shares
     outstanding,
     as adjusted (b)         12,438,565   11,509,670   12,435,875    10,867,700
                            -----------  -----------  -----------   -----------
 Primary Earnings per
   Share (a) / (b)          $       .14  $       .11  $       .38   $       .29
                            ===========  ===========  ===========   ===========